Exhibit 99.17

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040

FOR IMMEDIATE RELEASE	Telephone: (602) 437-5400 Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Bradley E. Larson Chief Executive Officer www.MeadowValley.com

Meadow Valley Reports First Quarter Results

     PHOENIX, ARIZONA, May 15, 2003 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that net income for the first quarter of 2003 was $0.02 million, or $0.01 per diluted share, on revenue of $32.2 million. This compares to net income for the first quarter of 2002 of $0.02 million, or $0.01 per share, on revenue of $35.0 million.

     Revenue from Meadow Valley’s construction materials business increased 17% to $9.8 million for this year’s first quarter compared to $8.4 million for the first quarter of 2002, and gross margin was 8.7% compared to 9.7% for the same period last year. Revenue from the Company’s construction services business decreased to $22.4 million for the first quarter of 2003 compared to $26.6 million a year earlier, and gross margin was 3.8% compared to 3.1% for the same period last year. Overall gross margin for this year’s first quarter was 5.3% compared to 4.7% for the same period last year.

Backlog

     The backlog of heavy construction projects at March 31, 2003 was $73.4 million. This compares to backlog at March 31, 2002 of $63.5 million and to backlog at December 31, 2002 of $68.7 million.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s contracting services specialize in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas, Phoenix, and Salt Lake City metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$32,194,111	$35,005,133
Cost of revenue	30,487,943	33,362,759

Gross profit	1,706,168	1,642,374
General and administrative expenses	1,579,666	1,528,277

Income from operations	126,502	114,097

Other income (expense):
Interest income	17,751	25,652
Interest expense	(107,852)	(101,338)
Other expense	(4,955)	(5,920)

	(95,056)	(81,606)

Income before income taxes	31,446	32,491
Income tax expense	(11,792)	(12,184)

Net income	$19,654	$20,307

Basic net income per common share	$0.01	$0.01

Diluted net income per common share	$0.01	$0.01

Basic weighted average common shares outstanding	3,568,659	3,559,938

Diluted weighted average common shares outstanding	3,568,659	3,559,938

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$4,194,696	$3,289,535
Restricted cash	1,008,070	1,681,361
Accounts receivable, net	21,671,947	21,203,373
Claims receivable	—	387,878
Prepaid expenses and other	1,183,430	1,573,614
Inventory, net	2,204,020	2,103,100
Land held for sale	711,531	711,531
Costs and estimated earnings in excess of billings on uncompleted contracts	1,390,678	1,543,061

Total Current Assets	32,364,372	32,493,453
Property and equipment, net	13,996,095	14,555,646
Refundable deposits	67,854	50,604
Mineral rights and pit development, net	430,796	445,063
Claims receivable, less current portion	7,496,118	7,961,107
Other assets	—	32,223

Total Assets	$54,355,235	$55,538,096

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$18,078,765	$19,912,516
Accrued liabilities	4,162,260	3,697,111
Notes payable	3,391,826	3,424,209
Obligations under capital leases	880,725	921,306
Billings in excess of costs and estimated earnings on uncompleted contracts	4,940,206	3,733,152

Total Current Liabilities	31,453,782	31,668,294
Deferred tax liability	1,276,837	1,265,045
Notes payable, less current portion	8,493,156	9,256,598
Obligations under capital leases, less current portion	1,659,359	1,875,712

Total Liabilities	42,883,134	44,085,649

Commitments and contingencies
Stockholders’ Equity:
Preferred stock-$.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock-$.001 par value; 15,000,000 shares authorized, 3,601,250 and 3,559,938 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	1,324,078	1,304,424

Total Stockholders’ Equity	11,472,101	11,452,447

Total Liabilities and Stockholders’ Equity	$54,355,235	$55,538,096